PUBLIC STORAGE, INC.
                         EXHIBIT 11 - EARNINGS PER SHARE


                                                                                 For the Year Ended December 31,
                                                                        -----------------------------------------------------
                                                                            2001                2000               1999
                                                                        --------------      --------------     --------------
                                                                          (amounts in thousands, except per share data)
Earnings Per Share:

Net income.......................................................        $   318,738         $   324,208        $   297,088

Less: Cumulative Preferred Stock Dividends:
   10% Cumulative Preferred Stock, Series A......................             (3,422)             (4,563)            (4,563)
   9.20% Cumulative Preferred Stock, Series B....................             (5,389)             (5,488)            (5,488)
   Adjustable Rate Preferred Stock, Series C.....................             (2,024)             (2,024)            (2,052)
   9.50% Cumulative Preferred Stock, Series D....................             (2,850)             (2,850)            (2,850)
   10.00% Cumulative Preferred Stock, Series E...................             (5,488)             (5,488)            (5,488)
   9.75% Cumulative Preferred Stock, Series F....................             (5,606)             (5,606)            (5,606)
   8-7/8% Cumulative Preferred Stock, Series G...................                  -             (11,482)           (15,309)
   8.45% Cumulative Preferred Stock, Series H....................                  -             (10,853)           (14,259)
   8-5/8% Cumulative Preferred Stock, Series I...................                  -              (7,475)            (8,625)
   8% Cumulative Preferred Stock, Series J.......................             (9,200)            (12,000)           (12,000)
   8.25% Cumulative Preferred Stock, Series K....................             (9,488)             (9,488)            (9,488)
   8.25% Cumulative Preferred Stock, Series  L...................             (9,488)             (9,488)            (9,488)
   8.75% Cumulative Preferred Stock, Series M....................             (4,922)             (4,922)            (4,922)
   8.60% Cumulative Preferred Stock, Series Q....................            (14,835)            (14,134)                 -
   8.00% Cumulative Preferred Stock, Series R....................            (40,800)            (10,200)                 -
   7.875% Cumulative Preferred Stock, Series S...................            (11,320)             (1,918)                 -
   7.625% Cumulative Preferred Stock, Series T...................            (11,011)                  -                  -
   7.625% Cumulative Preferred Stock, Series U...................             (9,849)                  -                  -
   7.50% Cumulative Preferred Stock, Series V....................             (3,234)                  -                  -
                                                                        --------------      --------------     --------------
Total preferred dividends........................................           (148,926)           (117,979)          (100,138)
                                                                        --------------      --------------     --------------
                                                                          $  169,812          $  206,229        $   196,950
                                                                        ==============      ==============     ==============

Allocation of net income allocable to common shareholders to classes:
      Net income allocable to shareholders of the Equity Stock,
       Series A..................................................         $   21,501          $   19,455        $    11,042
      Net income allocable to shareholders of common stock.......            148,311             186,774            185,908
                                                                        --------------      --------------     --------------
                                                                         $   169,812         $   206,229        $   196,950
                                                                        ==============      ==============     ==============
Weighted average common and common equivalent shares outstanding:

   Basic weighted average common shares outstanding..............            123,005             122,310            131,566

   Net effect of dilutive stock options - based on treasury stock
     method using average market price...........................              1,566               1,267                 91
                                                                        --------------      --------------     --------------

   Diluted weighted average common shares outstanding............            124,571             123,577            131,657
                                                                        ==============      ==============     ==============
Basic earnings per common and common equivalent share............        $      1.21         $      1.53        $      1.41
                                                                        ==============      ==============     ==============
Diluted earnings per common and common equivalent share..........        $      1.19         $      1.51        $      1.41
                                                                        ==============      ==============     ==============

Note- There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share in each of the three years ended December 31, 2002.

                                   Exhibit 11